Exhibit 10.107

FIRST AMENDMENT TO SUBLEASE AGREEMENT

THIS FIRST AMENDMENT TO SUBLEASE AGREEMENT (this “Amendment”) is made as of June 21, 2004 by and between SPRINT COMMUNICATIONS COMPANY, L.P., a Delaware limited partnership (“Sublandlord”), and EQUINIX OPERATING CO., INC., a Delaware corporation (“Subtenant”).

R E C I T A L S

A. Sublandlord and Subtenant entered into that certain Sublease Agreement dated as of October 24, 2003 (the “Sublease”), with respect to certain premises located at 1350 Duane Avenue, Santa Clara, California, as more particularly described in the Sublease. Capitalized terms used but not defined herein shall have the meanings set forth in the Sublease.

B. Sublandlord and Subtenant desire to amend the Sublease in the manner set forth below.

A G R E E M E N T

NOW THEREFORE, in consideration of the agreements of Sublandlord and Subtenant herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Sublandlord and Subtenant hereby agree to modify the Sublease as follows:

1. RENT MODIFICATION

Notwithstanding anything to the contrary in the Sublease, Section 7.1 shall be deleted in its entirety and shall be replaced with the following:

“Subtenant shall pay to Sublandlord as “Monthly Base Rent” the following amounts: (i) during the first 24 months and 12 days of the Term, an amount equal to 25% of the Base Monthly Rent payable by Sublandlord under the Master Lease; and (ii) thereafter for the remainder of the Term, Subtenant shall pay to Sublandlord, 45% of the Base Monthly Rent payable by Sublandlord under the Master Lease. Notwithstanding the immediately previous sentence or anything to the contrary contained herein, (x) if a Subtenant Default occurs during the first 24 months and 12 days of the Term, the Monthly Base Rent payable by Subtenant shall increase to 45% of the Base Monthly Rent payable by Sublandlord under the Master Lease; and (y) if a Subtenant Default occurs after the initial 24 months and 12 days of the Term, Subtenant shall, within thirty (30) days of Sublandlord’s written demand, pay to Sublandlord an amount equal to Three Thousand Nine Hundred Thirty-Nine and/no Dollars ($3,939.00) multiplied by the number of days elapsed from the Commencement Date until the date on which Subtenant’s Default occurred, but not to exceed a total of 3,000,000.00, as well as all unpaid and accrued rental amounts. The foregoing sentence shall not limit and the Sublandlord shall have available to it all other non-monetary remedies available to it pursuant to Section 13.2 of the Master Lease. As used herein,

“Subtenant Default” shall mean a default by Subtenant hereunder that continues beyond any applicable grace, notice and cure periods. Subtenant agrees to commence paying an amount equal to the Monthly Base Rent in advance for the first month of the Term on the Commencement Date and to make rent payments thereafter on the first day of each month during the remaining Term of this Sublease. All rental amounts hereunder for any partial month will be prorated on the basis of the actual number of days elapsed. Except as expressly permitted in this Sublease, all rental amounts hereunder shall be payable to Sublandlord without notice, demand, deduction, offset or abatement in lawful money of the United States of America at P.O. Box 219061, Kansas City, MO 64121-9061 or to such other person or at such other address as Sublandlord may designate in writing. If any Monthly Base Rent or Additional Rent is not received by Sublandlord from Subtenant within five (5) days of the later of (i) when due or (ii) after written notice to Subtenant that the same has not been received by Sublandlord (provided such notice for late payment has not previously been given in the preceding twelve months), then Subtenant shall immediately pay to Sublandlord a late charge equal to the lesser of any penalties, default interest charges or other similar costs computed based on the delinquent amount actually incurred by Sublandlord under the Master Lease by reason of Subtenant’s late payment or three percent (3%) of such delinquent rent, as liquidated damages for Subtenant’s failure to make timely payment. If any rent remains delinquent for a period in excess of thirty (30) days then, in addition to such late charge, Subtenant shall pay to Sublandlord interest on any rent that is not paid when due at the Agreed Interest Rate following the date such amount became due until paid. This paragraph shall not be deemed to grant Subtenant an extension of time within which to pay rent or prevent Sublandlord from exercising any other right or remedy.”

2. NOTICE MODIFICATION

Notwithstanding anything to the contrary in the Sublease, Section 15 of the Sublease shall be modified to provide that all notices to Sublandlord shall also be sent to the following in addition to the addresses already provided in Section 15: Sprint Communications Company, L.P., 6100 Sprint Pkwy, KSOPHK0410-4A671, Overland Park, KS 66251, Attention: Director, EPS Transaction and Project Services, Facsimile No. (913) 315-0302.

3. MISCELLANEOUS

A. In the event of any inconsistencies between the terms of this Amendment and the Sublease, the terms of this Amendment shall prevail. This Amendment shall bind and inure to the benefit of Sublandlord and Subtenant and their respective legal representatives and successors and assigns.

B. This Amendment may be executed in counterparts each of which counterparts when taken together shall constitute one and the same agreement.

C. Except as set forth in this Amendment, all terms and conditions of the Sublease shall remain in full force and effect.

D. This Amendment is a fully-integrated agreement which, together with the Sublease, contains all of the parties’ representations, warranties, agreements and understandings with respect to the subject matter hereof. The parties agree that there are no other agreements or understandings, written or oral, express or implied, tacit or otherwise in respect of the subject matter of this Amendment. This Amendment may be amended only in writing.

E. This Amendment will be governed by the law of the State of California, without regard to its choice of law rules.

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Modification as of the date first above written.

SUBLANDLORD:

SPRINT COMMUNICATIONS COMPANY L.P.,

By:	/s/ PAM HATCHER
Name:	Pam Hatcher
Title:	Manager Program Management

SUBTENANT:

EQUINIX OPERATING CO., INC., a Delaware corporation

By:	/s/ RENEE F. LANAM
Name:	Renee F. Lanam
Title:	Chief Financial Officer